Exhibit 99.1

FOR IMMEDIATE RELEASE

Monday, March 9, 2009

SMTC Reports Fourth Quarter Results

Sequential Revenue Growth and Continuing Cash Generation

TORONTO – March 9, 2009 – SMTC Corporation (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported 2008 fourth quarter unaudited results. Revenue for the quarter was $61.1 million up $1.0 million sequentially and $5.7 million lower than the fourth quarter of 2007. The net loss for the quarter of $0.1 million compares with net income of $0.1 million in the third quarter of 2008 and $0.9 million for the comparable period last year. The Company continued to generate positive cash flow in the fourth quarter reducing net debt to an all time low of $16 million.

Gross profit for the fourth quarter was $3.8 million or 6.2% of revenue compared with $4.8 million or 8.0% for the previous quarter and $6.4 million or 9.6% for the fourth quarter of 2007

The fourth quarter results were heavily impacted by considerably lower revenue in the Company’s Enclosures Systems division due to industry sector specific and general economic factors. This created significant excess capacity at the Company’s larger Enclosures facility located in Franklin, Massachusetts.

“Our fourth quarter performance reflects the front end of the weakening North American economy that particularly affected our Enclosures business. The balance of our operations produced solid results”, stated John Caldwell, President and Chief Executive Officer. “In consideration of the current excess capacity at our Franklin facility and consistent with our longer term strategy to offer our customers competitive solutions from facilities located in low cost regions, we plan to consolidate Enclosures production in our 235,000 square foot facility in Chihuahua, Mexico that houses the full range of contract manufacturing services including enclosures and systems integration capability. The Franklin facility will be closing in the second quarter of 2009.”

“While our results have been negatively impacted by recessionary pressures, in particular losses from our Boston facility, we have continued to generate cash and reduce debt. In 2007 and 2008, the Company has generated $24.7 million and $7.0 million respectively in cash from operations reducing debt to a low of $16 million”, stated Jane Todd, SVP Finance and Chief Financial Officer.

“Given the uncertainty in the current recessionary environment, the Company will not be providing specific financial guidance for 2009. However, not unexpectedly we anticipate lower revenues and significant volatility quarter to quarter in 2009 as virtually all our customers’ end markets are exhibiting weakness and many customers are undertaking significant inventory corrections. The full impact of the recession on revenue from our longstanding customers may be somewhat mitigated by newer customers ramping production with some modest additional revenue in the second half of the year from newly engaged customers. In light of challenging end markets, economic and related credit market uncertainties, we are in discussions and are working collaboratively with our customers, vendors and lenders through this challenging period. In 2009, our focus will be assisting our customers in managing in a highly unpredictable marketplace by providing high valued added, scalable and flexible contract manufacturing services. We also will be prudently rebalancing our cost structure to align with expected revenues and continue to drive down debt through judicious working capital management” stated Mr. Caldwell.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with more than 1000 full time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/)

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For further information:

Jane Todd,

Senior Vice President, Finance and Chief Financial Officer,

(905) 413-1300,

Email: jane.todd@smtc.com